UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Bottomline Technologies (de), Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Notice of Annual Meeting of Stockholders

To be held on November 19, 2015

To the stockholders of Bottomline Technologies (de), Inc.:

The annual meeting of stockholders of Bottomline Technologies (de), Inc., a Delaware corporation, will be held on Thursday, November 19, 2015 at 4:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, New Hampshire Room, Portsmouth, New Hampshire 03801, for the purpose of considering and voting upon the following matters:

1.	To elect the three nominees named in the attached proxy statement as Class II directors to serve until the 2018 Annual Meeting of Stockholders;

2.	To hold a non-binding advisory vote to approve executive compensation;

3.	To ratify the selection of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending June 30, 2016; and

4.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our Board of Directors has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our annual report to stockholders for the fiscal year ended June 30, 2015 with the proxy statement that accompanies this notice of meeting. The annual report contains consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on September 30, 2015 are entitled to receive this notice and to vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.

In order to make sure that you are represented at the annual meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope, or to vote by phone or internet according to the instructions on the proxy card, as promptly as possible. If the shares you own are held in “street name” by a bank or broker, such that you are the beneficial owner of your shares, you should follow the voting instructions provided to you by your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 19, 2015.

The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.

By order of the Board of Directors,

/s/ Joseph L. Mullen
Joseph L. Mullen Chairman of the Board of Directors

October 9, 2015

Portsmouth, New Hampshire

BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Proxy Statement

For the Annual Meeting of Stockholders

To be held on November 19, 2015

This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Bottomline Technologies (de), Inc. (the “company,” “Bottomline,” “we” or “us”) for the annual meeting of stockholders to be held on Thursday, November 19, 2015 at 4:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, New Hampshire Room, Portsmouth, New Hampshire 03801, including any postponements or adjournments thereof. You may obtain directions to the location of our 2015 Annual Meeting by writing or calling us at Bottomline Technologies (de) Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700.

The notice of the annual meeting, this proxy statement, our annual report to stockholders for the fiscal year ended June 30, 2015, which we sometimes refer to as “fiscal 2015,” and the enclosed proxy card are first being mailed to stockholders on or about October 9, 2015.

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the Securities and Exchange Commission, except for exhibits thereto, without charge upon written request to Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attn: Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 19, 2015.

The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.

Voting of Proxies

All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless it is revoked prior to the vote. If you return a proxy card but do not specify how the proxy is to be voted with respect to a particular proposal, your shares will be voted as follows: “FOR” the election of all director nominees in the case of Proposal 1 and “FOR” Proposals 2 and 3.

You may revoke your proxy before it is used to cast a vote. If you are a stockholder of record, to revoke a proxy you must:

•	file with the corporate secretary of the company, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	execute a later dated proxy relating to the same shares and deliver it to the corporate secretary of the company before the taking of the vote;

•	vote again by telephone or internet; or

•	attend the annual meeting and vote in person. Your attendance at the annual meeting, if you do not vote, will not be sufficient to revoke a proxy.

You should send any written notice of revocation or subsequent proxy to us at the following address: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

If the shares you own are held in “street name” by a bank or brokerage firm, you should follow the instructions provided by your bank or brokerage firm if you wish to revoke your proxy.

Stockholders Entitled to Vote

Our Board of Directors has fixed September 30, 2015 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. On September 30, 2015, there were 40,406,866 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Votes Required

The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or are treated as “broker non-votes” as discussed below, will be counted for purposes of determining whether a quorum is present at the annual meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Of the three proposals to be voted on at our 2015 annual meeting, only Proposal 3, the ratification of the selection of our registered public accounting firm, is considered to be a discretionary item on which banks and brokerage firms may vote without instructions from you. Proposals 1 and 2 are considered non-discretionary items on which banks and brokerage firms may not vote without instructions. Therefore, if you do not instruct your broker or bank representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to Proposals 1 or 2, and your shares will be treated with respect to these items as “broker non-votes.”

The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for Proposal 1, the election of the Class II directors. The affirmative vote of the holders of shares representing at least a majority of the common stock present or represented and voting on the matter is required for the approval of each of Proposal 2, the non-binding advisory vote to approve executive compensation, and Proposal 3, the ratification of the selection of our registered public accounting firm. Broker non-votes and abstentions are not counted as votes on these matters, and therefore will have no effect on the outcome of these proposals.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of August 31, 2015, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of the “named executive officers,” as described in the Summary Compensation Table below, (c) each director of the company, and (d) the directors and executive officers of the company as a group. The address of each of our directors and named executive officers is c/o Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to as the SEC, and generally includes voting power and/or investment power with respect to securities. As of August 31, 2015, there were 40,758,524 shares of our common stock outstanding. Shares of common stock subject to options currently exercisable or exercisable within 60 days of

August 31, 2015 are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Except as indicated by footnote, we believe that the persons and entities named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares Beneficially Owned			Options Included in Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent	Number
5% Stockholders
T. Rowe Price Associates, Inc	4,840,650	(1)	11.9	—
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc	3,915,933	(2)	9.6	—
40 East 52nd Street
New York, NY 10022
Franklin Resources, Inc	2,722,906	(3)	6.7	—
One Franklin Parkway
San Mateo, CA 94403-1906
The Vanguard Group, Inc	2,667,313	(4)	6.5	—
100 Vanguard Blvd.
Malvern, PA 19355

Executive Officers and Directors
Robert A. Eberle	360,475	(5)	*	—
Richard D. Booth	80,000	(6)	*	—
Norman J. DeLuca	107,941	(7)	*	—
Kevin M. Donovan	51,565	(8)	*	—
John F. Kelly	54,000	(9)	*	—
Nigel K. Savory	121,409	(10)	*	—
Joseph L. Barry, Jr	141,061	(11)	*	—
Michael J. Curran	35,000	(12)	*	—
Kenneth J. D’Amato	8,000	(13)	*	—
Jennifer M. Gray	12,000	(14)	*	—
Jeffrey C. Leathe	9,000	(15)	*	—
James L. Loomis	90,750	(16)	*	—
Daniel M. McGurl	48,000	(17)	*	—
Joseph L. Mullen	61,855	(18)	*	—
James W. Zilinski	21,000	(19)	*	—
All executive officers and directors as a group (15 persons)	1,202,056		3.0	—

*	Represents less than 1% of the outstanding shares of common stock.
(1)	T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 595,320 of the shares and sole dispositive power over all 4,840,650 shares. These shares are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or power to vote the shares. Price Associates disclaims beneficial ownership of such shares. This information is based on Amendment No. 10 to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 17, 2015.
(2)	These shares are held by subsidiaries of BlackRock, Inc. BlackRock, Inc. has sole voting power over 3,827,141 of the shares and sole dispositive power over all 3,915,933 shares. This information is based on Amendment No. 5 to Schedule 13G filed by BlackRock, Inc. on January 12, 2015.

(3)	These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”), including Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc. and Fiduciary Trust Company International. Investment management contracts grant to the Investment Management Subsidiaries investment and/or voting power over the securities owned by such investment management clients. Franklin Advisers, Inc. has sole voting power over 2,517,062 and sole dispositive power over 2,568,862 of the shares. Franklin Templeton Portfolio Advisors, Inc. has sole voting and dispositive power as to 127,644 of the shares. Fiduciary Trust Company International has sole voting and dispositive power as to 26,400 of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest or beneficial ownership in any of these shares. This information is based on the Amendment No. 8 to Schedule 13G filed by Franklin Resources, Inc. on February 4, 2015.
(4)	The Vanguard Group, Inc. has sole voting power over 52,476 of the shares, sole dispositive power over 2,618,137 of the shares and shared dispositive power over 49,176 of the shares. The Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 49,176 of the shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,300 of the shares as a result of its serving as investment manager of Australian investment offerings. This information is based on Amendment No. 3 to Schedule 13G filed by The Vanguard Group, Inc. on February 9, 2015.
(5)	Includes prior awards of restricted stock, of which 260,000 shares were unvested as of August 31, 2015.
(6)	Includes prior awards of restricted stock, of which 80,000 shares were unvested as of August 31, 2015.
(7)	Includes prior awards of restricted stock, of which 100,375 shares were unvested as of August 31, 2015.
(8)	Includes prior awards of restricted stock, of which 30,000 shares were unvested as of August 31, 2015.
(9)	Includes prior awards of restricted stock, of which 53,000 shares were unvested as of August 31, 2015.
(10)	Includes prior awards of restricted stock, of which 109,500 shares were unvested as of August 31, 2015.
(11)	Includes prior awards of restricted stock, of which 4,000 shares were unvested as of August 31, 2015.
(12)	Includes prior awards of restricted stock, of which 4,000 shares were unvested as of August 31, 2015.
(13)	Includes prior awards of restricted stock, of which 8,000 shares were unvested as of August 31, 2015.
(14)	Includes prior awards of restricted stock, of which 4,000 shares were unvested as of August 31, 2015.
(15)	Includes prior awards of restricted stock, of which 4,000 shares were unvested as of August 31, 2015.
(16)	Includes prior awards of restricted stock, of which 4,000 shares were unvested as of August 31, 2015.
(17)	Includes prior awards of restricted stock, of which 4,000 shares were unvested as of August 31, 2015.
(18)	Includes prior awards of restricted stock, of which 4,000 shares were unvested as of August 31, 2015.
(19)	Includes prior awards of restricted stock, of which 4,000 shares were unvested as of August 31, 2015.

PROPOSAL I—ELECTION OF CLASS II DIRECTORS

We have three classes of directors, currently consisting of four Class I directors, three Class II directors and three Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Mr. Michael J. Curran, Mr. Joseph L. Mullen, and Mr. James W. Zilinksi are currently serving as Class II directors. The Class II directors elected this year will serve as members of our Board of Directors until the 2018 annual meeting of stockholders, or until their respective successors are elected and qualified. Proxies cannot be voted cumulatively.

The Nominations and Corporate Governance Committee has recommended to the Board, and the Board nominates Mr. Curran, Mr. Mullen, and Mr. Zilinski for re-election as directors. The persons named in the enclosed proxy will vote to re-elect Mr. Curran, Mr. Mullen, and Mr. Zilinski as Class II directors unless the proxy is marked otherwise. Mr. Curran, Mr. Mullen, and Mr. Zilinski have indicated their willingness to serve on our Board of Directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board of Directors. Our Board of Directors has no reason to believe that Mr. Curran, Mr. Mullen, and Mr. Zilinski would be unable to serve if elected.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Set forth below is information about our directors, including the Class II director nominees. The information presented includes their years of service as a director as well as information each director has given us about his age, all positions he holds at the company, principal occupation and business experience for at least the last five years and names of other publicly-held companies of which he currently serves as a director. In addition to the information presented below in respect of each director’s specific experience, qualifications and skills that lead the Board to the conclusion that he should serve as a director, we also believe that each director has a reputation for integrity, honesty and high ethical standards.

Name	Principal Occupation, Age, Other Business Experience During the Past Five Years and Other Directorships

Class I directors (terms expiring in 2017)
Robert A. Eberle	Mr. Eberle, age 54, has been a director since 2000 and has served as our Chief Executive Officer since November 2006 and our President since August 2004. Mr. Eberle served as our Chief Operating Officer from April 2001 to November 2006 and as our Chief Financial Officer from September 1998 to August 2004. Prior to his tenure at Bottomline, Mr. Eberle served as Executive Vice President of Telxon Corporation, a mobile computing and wireless data company. In addition, Mr. Eberle has served on the boards of a number of venture backed technology companies. We believe Mr. Eberle’s qualifications to serve on our Board include his two decades of experience in the technology industry, including his current role as our Chief Executive Officer, and his proven performance as our Chief Executive Officer since 2006.

Name	Principal Occupation, Age, Other Business Experience During the Past Five Years and Other Directorships

Kenneth J. D’Amato	Mr. D’Amato, age 54, has been a director since 2014. Mr. D’Amato has served as Chief Administrative Officer and Managing Director, Global Equity and Fixed Income at Manulife Asset Management since 2010 and served as Chief Operating Officer at Evergreen Investment Management Company from 1999 to 2009. From 1998 to 1999, Mr. D’Amato served as Investment Manager at DDJ Capital Management and from 1989 to 1998 held several positions at Hord Crystal Corporation including President, Chief Executive Officer and Board Member, Vice President of Manufacturing and Chief Financial Officer. Mr. D’Amato’s qualifications to serve on our board include his background as an executive officer in the asset management industry and at several firms, his knowledge of capital markets and investment strategies and his general business acumen. Further, given his current position as an officer in an investment firm, we believe Mr. D’Amato brings a particularly focused shareholder perspective to our Board.

Jeffrey C. Leathe	Mr. Leathe, age 59, has served as a director since 2005. Since June 2011, Mr. Leathe has served as Chairman and Chief Executive Officer of Lantos Technologies, Inc., a medical imaging company. From December 2009 through February 2011, Mr. Leathe served as Chairman and Chief Executive Officer of Biocius Life Sciences, Inc. and from May 2007 to December 2009 served as Senior Vice President and Chief Financial Officer of Biotrove, Inc., companies involved in drug discovery research and clinical diagnostic testing. Since November 2004, Mr. Leathe has served as Principal of Leathe & Associates, LLC, a private investment advisory firm and is a registered investment advisor (RIA). From 1990 to 2003, Mr. Leathe served as Executive Vice President, Chief Financial Officer and Treasurer of Apogent Technologies, a publicly-held manufacturer of healthcare and life sciences research products with over one-billion dollars in revenues. Mr. Leathe is also a certified public accountant (CPA). We believe Mr. Leathe’s qualifications to serve on our Board include his business experience as a senior executive officer and 13 years as an executive officer of a public company, including his experience as a principal financial officer of a public company and as a CPA. *

Joseph L. Barry, Jr	Mr. Barry, age 82, has been a director since 1990. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as Chairman of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products, and since 1978, as co-Chairman of the New England Teamsters Pension Fund. Mr. Barry also served as a board member of Heritage Property Investment Trust, Inc. We believe Mr. Barry’s qualifications to serve on our Board include his executive and operational business experience of over 50 years, including knowledge of investment markets and strategies and his general business acumen. #

Name	Principal Occupation, Age, Other Business Experience During the Past Five Years and Other Directorships

Class II directors (terms expiring in 2015)
Michael J. Curran	Mr. Curran, age 60, has served as a director since 2006. Mr. Curran served as Executive Vice President and Managing Director, Corporate Banking Services at Banco Santander from January 2009 to June 2013. Mr. Curran served as Executive Vice President, Global Solutions Group of Sovereign Bank, from June 2007 to January 2009. From March 1995 to April 2006, Mr. Curran served as Executive Vice President, Global Treasury Services of Bank of America. Mr. Curran was also a member of Bank of America’s Management Operations Committee. Prior to his tenure at Bank of America, Mr. Curran was Executive Vice President at FleetBoston Financial Corporation, where he managed the bank’s Cash Management, Corporate Trust, Government Banking and Financial Institutions lines of business and was a member of the bank’s Leadership Advisory Group, Payments Council, Corporate Diversity Council, and a trustee of the FleetBoston Financial Foundation. Prior to joining FleetBoston, Mr. Curran was a business unit manager for structured finance at Chemical Bank and held several management positions at Manufacturers Hanover Trust Co. in both New York and London. Mr. Curran has approximately 30 years of experience in the financial services industry, much of which was specifically oriented around corporate payments, cash management and technology, which we believe qualifies Mr. Curran to serve on our Board. †

Joseph L. Mullen	Mr. Mullen, age 63, has served as a director since 1996. Mr. Mullen has served as our Chairman since May 2007, and served as our Vice Chairman from November 2006 to May 2007. Mr. Mullen served as our Chief Executive Officer from August 2002 to November 2006. From September 2000 to August 2004, Mr. Mullen served as President of Bottomline, and he served as Chief Operating Officer from September 2000 to April 2001. From 1977 to 1989, Mr. Mullen held a variety of positions at IBM Corporation. We believe Mr. Mullen’s qualifications to serve on our Board include his experience in the technology industry, particularly his expertise around payments and payment methodologies. Further, given Mr. Mullen’s prior executive experience within Bottomline, he has a deep understanding of our company and our operations.

James W. Zilinski	Mr. Zilinski, age 71, has served as a director since 1994. From July 1995 until his retirement in December 2004, Mr. Zilinski served as President and Chief Executive Officer of Berkshire Life Insurance Company of America and as a director of its subsidiary, Berkshire Securities Corp. Prior to this, Mr. Zilinski served as President of the Investment Services Group of the BISYS Group, Inc., a provider of outsourced services to financial institutions, as Executive Vice President and Chief Marketing Officer of New England Mutual Life Insurance Company and in a variety of leadership roles at IBM. We believe Mr. Zilinski’s prior executive positions, including at financial institutions, general business knowledge and knowledge of our company qualify him to serve on our Board. †*#

Name	Principal Occupation, Age, Other Business Experience During the Past Five Years and Other Directorships

Class III directors (terms expiring in 2016)
Jennifer M. Gray	Ms. Gray, age 40, has been a director since 2012. Since 2008, Ms. Gray has served as the Founder and Chief Executive Officer of Market Street Talent, Inc., an information technology staffing and consulting company. From 2006 to 2008, Ms. Gray was an account executive at Digital Prospectors Corp., a technology staffing and consulting company. Ms. Gray’s qualifications to serve on our board include her background as an entrepreneur and technology executive, her demonstrated ability to create innovative and successful companies and her extensive experience with technology talent recruitment and retention. †

James L. Loomis	Mr. Loomis, age 65, has been a director since May 1989, when he co-founded Bottomline. From 1989 to 1996, Mr. Loomis served as our Executive Vice President and Treasurer. From 1996 until his retirement in September 2000, Mr. Loomis served as Senior Executive Advisor of Bottomline. Prior to his involvement with Bottomline, Mr. Loomis spent approximately 15 years in a variety of executive finance positions with Nashua Corporation, including Treasurer and Director of International Finance. We believe Mr. Loomis’s qualifications to serve on our Board include his experience in the software and technology industry, including as our co-founder and his experience in corporate finance. *

Daniel M. McGurl	Mr. McGurl, age 79, has been a director since May 1989, when he co-founded Bottomline. Mr. McGurl served as Chairman of the Board of Directors from May 1989 to May 2007. From May 1989 until his retirement in August 2002, Mr. McGurl served as our Chief Executive Officer, and from May 1989 to September 2000, Mr. McGurl also served as President of Bottomline. Prior to co-founding Bottomline, Mr. McGurl spent 26 years at IBM Corporation in a variety of senior positions, including Director of Marketing Planning and Director of Far East Operations. We believe Mr. McGurl’s qualifications to serve on our Board include his over 40 years of experience in the software and technology industry including as our co-founder, Chairman for 18 years and Chief Executive Officer for 13 years.

†	Member of leadership development and compensation committee.
#	Member of nominations and corporate governance committee.
*	Member of audit committee.

Director Compensation

Compensation for our directors is reviewed from time to time by our Chairman, our Board and its committees. Any determinations with respect to Board compensation are made by our Board of Directors.

Mr. Eberle was our sole management director during fiscal 2015 and as a management director he received no compensation for his services as a director.

Each of our non-employee directors receives a restricted stock award of 4,000 shares of our common stock upon his or her initial election to the Board and on the date of each annual meeting of stockholders thereafter (provided that he or she is serving as a director of Bottomline at that time. Each of these awards vests in full on the first anniversary of its respective grant date.

In November 2014, each of our directors other than Mr. Eberle received a restricted stock award for 4,000 shares of our common stock.

Equity awards to our directors vest in full upon a change in control. For purposes of this provision, a change in control is deemed to have occurred if:

•

we are acquired through a merger or consolidation which results in the company’s voting shares before the transaction retaining less than 50% of the voting power of the company or the acquiring entity after the transaction;

•	we are liquidated; or

•	all or substantially all of our assets are sold.

We reimburse our directors for expenses incurred to attend Board of Directors and committee meetings and other business related travel. In addition, directors who were formerly executive officers are eligible for company-provided medical and dental insurance should they so elect. We provided this benefit to Mr. Mullen and Mr. Loomis in fiscal 2015.

Our non-employee directors also receive annual fees, per-meeting fees and fees for serving as Board committee members and chairpersons. In fiscal 2015, each non-employee director other than Mr. Mullen received an annual fee of $17,500, payable quarterly in arrears, and a fee of $1,250 for each meeting of the Board of Directors that the non-employee director attended. Each non-employee director who served as a member of the audit committee in fiscal 2015, other than the chairperson of such committee, received an annual fee of $3,500. Each non-employee director who served as a member of the leadership development and compensation committee or nominations and corporate governance committee in fiscal 2015, other than the respective chairpersons of those committees, received an annual fee of $1,000 for each committee in which they participated. The chairman of the audit committee received an annual fee of $15,000 and the chairman of the leadership development and compensation committee and the nominations and corporate governance committee each received an annual fee of $2,000.

Joseph Mullen Letter Agreement

On November 14, 2013, we entered into a letter agreement (the 2013 Letter Agreement) with Mr. Mullen. The 2013 Letter Agreement extended the term of Mr. Mullen’s prior agreement with us (the 2010 Letter Agreement) for an additional three years, through November 17, 2017.

Under the 2013 Letter Agreement, Mr. Mullen will serve as chairman of the Board of Directors during any periods he is appointed to such position by the Board, for a fee of $115,000 per year. As part of his role as Chairman, Mr. Mullen will be available as required for corporate strategy analysis, merger and acquisition evaluation and analysis, strategic partnerships and executive coaching. Under the terms of the 2013 Letter Agreement, Mr. Mullen is also eligible to receive 4,000 shares of restricted stock (or such other equity award as shall be made to our other non-employee directors) each year on the date of our annual meeting of stockholders (provided that he is serving as a director of Bottomline at that time), and these shares will vest on the first anniversary of the grant date.

If the 2013 Letter Agreement is terminated by us without cause, Mr. Mullen will be entitled to be paid a lump sum equal to the full amount due to him with respect to the remaining term of the agreement. Should Mr. Mullen’s engagement with us be terminated as a result of death or disability, as a result of involuntary termination or without cause, Mr. Mullen’s restricted stock will fully vest, and he or his estate generally will have a period of two years (or the remainder of the applicable option term if less than two years) after the date of such termination to exercise any outstanding stock options. In addition, in the event that, prior to November 17, 2017, a change in control of Bottomline occurs, Mr. Mullen’s restricted stock will fully vest. Mr. Mullen is also eligible to be reimbursed by us for reasonable business expenses and, until he reaches age 70, to participate in our standard U.S. health insurance plan.

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2015.

Fiscal 2015 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($)		Total ($)
Joseph L. Barry, Jr	23,500		99,440				122,940
Michael J. Curran	24,500		99,440				123,940
Kenneth J. D’Amato	12,500		198,880	(1)			211,380
Jennifer M. Gray	23,500		99,440				122,940
Jeffrey C. Leathe	37,500		99,440				136,940
James L. Loomis	26,000		99,440		18,205	(2)	143,645
Daniel M. McGurl	22,500		99,440				121,940
Joseph L. Mullen	115,000	(3)	99,440		18,205	(2)	232,645
James W. Zilinski	29,000		99,440				128,440

(1)	As of June 30, 2015, with the exception of Mr. D’Amato, each of our non-employee directors had 4,000 unvested restricted stock awards outstanding. As of June 30, 2015, Mr. D’Amato had 8,000 unvested restricted stock awards outstanding, representing 4,000 shares granted upon his election to our Board in November 2014 and 4,000 shares granted to Mr. D’Amato as part of the annual awards granted to non-employee directors. The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted (the grant date fair value).
(2)	Represents medical and dental insurance premiums paid by the company on behalf of Mr. Loomis and Mr. Mullen.
(3)	Consists of cash compensation paid to Mr. Mullen in his role as Chairman pursuant to the 2013 Letter Agreement.

Executive Compensation

Compensation Discussion and Analysis

The leadership development and compensation committee of our Board of Directors oversees, reviews and approves all compensation decisions relating to our named executive officers. In the discussion that follows, “executives” refers to our fiscal 2015 named executive officers, Messrs. Eberle, Booth, DeLuca, Donovan, Kelly and Savory.

Mr. DeLuca and Mr. Kelly became named executive officers in February 2015. Mr. Booth became a named executive officer when he was appointed to Chief Financial Officer and Treasurer on April 29, 2015. As a result of the timing of their respective appointments as named executive officers, not all fiscal 2015 compensation for Mr. DeLuca and Mr. Kelly was approved by the leadership development and compensation committee. Compensation not specifically approved by the leadership development and compensation committee in cases where an individual became an executive officer within the fiscal year was approved in accordance with our standard authorization policies. Any change or modification to executive officer compensation after their appointment to an executive officer position was subject to review and approval by the leadership development and compensation committee.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the leadership development and compensation committee with respect to executive compensation are to:

•	enable us to attract, retain and motivate the best possible executive talent by ensuring that our compensation packages are competitive with those offered by similarly situated companies;

•	align our executive compensation with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the leadership development and compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies of a comparable size within our industry. In addition, a portion of each executive’s compensation is tied to corporate performance, including financial performance and the achievement of strategic and operational goals such as the establishment and maintenance of key strategic and customer relationships, product development initiatives and senior management team development and retention. Executives are also evaluated on their professional growth and individual contributions to the company’s success. We provide a significant portion of our executive compensation in the form of restricted stock awards that vest over time, typically four years, which we believe promotes the retention of our executives and aligns their interests with those of our stockholders since this form of compensation allows our executives to participate in the long-term success of our company as reflected in stock price appreciation.

In making compensation decisions, the leadership development and compensation committee compares our executive compensation against that of a peer group of publicly traded companies. This peer group, which is reviewed and updated each fiscal year, consists of technology companies that we believe are generally comparable to our company. The companies included in this peer group for fiscal 2015 were: ACI Worldwide, Actuate Corporation, Advent Software, Aspen Technology, Inc., athenahealth, Inc., Blackbaud, Inc., Cogent Communications, CommVault Systems, Concur Technologies, EPIQ Systems, Inc., NetSuite, Pegasystems, Inc., Progress Software Corporation, SolarWinds, Inc. and The Ultimate Software Group, Inc. This analysis for the past several fiscal years, including the analysis completed for fiscal 2015, has shown that the overall compensation packages of our executives have been competitive with those of the peer group that we analyzed.

In addition, for purposes of assessing our Chief Executive Officer’s compensation, the leadership development and compensation committee periodically reviews the compensation packages of recently hired chief executive officers at publicly traded companies with annual revenues of up to two times our annual revenue. For fiscal 2015, the companies the committee considered for this analysis were Alphatec Holdings, Inc., Blackbaud, Inc., Bsquare Corporation, Chembio Diagnostics Systems, Inc., Extreme Networks, Inc., Institutional Financial Markets, Inc., Intevac Corporation, KMG Chemicals, Inc., Limelight Networks, Inc., Maxwell Technologies, Inc. and Vaalco Energy, Inc. The leadership development and compensation committee believes this is a useful analysis because it provides a view into current market conditions with respect to chief executive officer compensation. This analysis has generally shown our Chief Executive Officer’s compensation package to be competitive with those of the companies that we analyzed.

Compensation Challenges

We face challenges in hiring and retaining our executives and other key employees due to several factors. These challenges are similar to those faced by other high-growth technology companies and make recruiting and retaining our executives and other key employees difficult. Our leadership development and compensation committee philosophy is designed to address these challenges, which include:

Our growth rate—We are a growing, acquisitive company and we have experienced rapid changes in our geographical areas of operation and our product set. Not all executives are suited to manage or succeed in such an environment. This amplifies the value of our existing executive officers and makes recruiting new executives difficult.

Competitive industry—We operate in a very competitive industry. The competition for qualified executive talent is intense. Our executives and other key employees are regularly perceived as very attractive candidates for employment with other companies and we believe our executives and other key employees are frequently targeted for employment opportunities with other technology companies. In many cases, other companies are able and willing to offer significantly higher compensation packages than we currently provide. This creates additional retention challenges for us.

Our environment—We operate in a very fast-moving industry and we are a demanding employer. We place extraordinary demands of time and attention on our executive officers and other key employees. Accordingly, the ability to attract and retain executive talent that can be successful in our environment is critical.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	cash bonuses;

•	restricted stock awards;

•	insurance, retirement and other employee benefits; and

•	severance and change in control benefits.

None of our executive officers receive, nor do we have any present plan to provide, payment for personal aircraft, financial planning, supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than those available to substantially all our employees, such as under our 401(k) plan or equivalent plans), country club dues, security services, estate or tax planning or split dollar life insurance policies.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the leadership development and compensation committee determines what it believes to be the appropriate level and mix of the various compensation components based on recommendations from our chief executive officer, company performance against stated objectives, individual performance and overall comparisons to the comparable company analyses described above.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, the leadership development and compensation committee considers the survey data of compensation levels in the peer group, as well as a variety of other factors such as the executive’s scope of responsibility, individual performance, prior employment experience and salary history, relative pay adjustments within the company and our overall financial performance. Base salaries are reviewed at least annually by our leadership development and compensation committee and may be adjusted from time to time based upon market conditions, individual responsibilities and company and individual performance.

Messrs. Booth, DeLuca and Kelly became named executive officers during fiscal 2015. Accordingly, their existing base salaries in effect for fiscal 2015 prior to becoming a named executive officer was authorized in accordance with standard employee policies.

Our executive officers have periodically declined to accept base salary increases in past years, or declined to accept salary increases above the percentage increase provided to the employee base generally, in order to make additional funds available to our other employees.

The table below shows executive base salaries as of June 30 for each of our fiscal years 2011 through 2015.

Name	2011 Base Salary	2012 Base Salary	2013 Base Salary	2014 Base Salary	2015 Base Salary
Robert A. Eberle	$330,000	$330,000	$330,000	$350,000	$350,000
Richard D. Booth (1)	$—	$—	$—	$—	$280,000
Nigel K. Savory (2)	$246,000	$244,728	$242,411	$276,760	$267,665
Norman J. DeLuca (3)	$—	$—	$—	$—	$265,000
John F. Kelly (3)	$—	$—	$—	$—	$265,000
Kevin M. Donovan (4)	$190,000	$190,000	$190,000	$195,700	$195,700

(1)	Mr. Booth was appointed Chief Financial Officer and Treasurer on April 29, 2015.
(2)	Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2011, 2012, 2013, 2014 and 2015 of 1.592, 1.584, 1.569, 1.628 and 1.575 respectively, US Dollars per British Pound Sterling.
(3)	Mr. DeLuca and Mr. Kelly became named executive officers in February 2015.
(4)	Mr. Donovan served as our Chief Financial Officer and Treasurer through April 29, 2015.

Cash Bonuses

Cash bonuses are used to compensate and align our executives toward certain financial, strategic and operational goals. The leadership development and compensation committee approves payment of quarterly cash bonuses as part of the overall compensation packages of our executive officers, and retains the authority to review and adjust the overall bonus at year-end. Mr. Eberle’s cash bonus opportunity is based on a percentage of his base compensation, which for fiscal 2015 was 120%.

Our executive officers had annual bonus opportunities for fiscal 2015 as follows:

Name	2015 Annual Bonus Opportunity
Robert A. Eberle	$420,000
Richard D. Booth	$160,000	(1)
Nigel K. Savory	$157,500	(2)
Norman J. DeLuca	$150,000
John F. Kelly	$100,000
Kevin M. Donovan	$120,000

(1)	This represents Mr. Booth’s annual bonus opportunity, however for fiscal 2015 Mr. Booth’s opportunity was pro-rated to $40,000 based on his employment start date of April 2015.
(2)	Mr. Savory’s bonus opportunity is in British Pounds Sterling which, for this presentation, was converted to US dollars at the average exchange rate of 1.575.

In November 2009, the leadership development and compensation committee approved a cash bonus framework for Mr. Eberle that will remain in effect until modified by the committee. Under this framework, Mr. Eberle’s quarterly cash bonus is principally based upon a combination of revenue and non-GAAP operating income targets, which represent 67% of his total bonus opportunity, and designated key management objectives, which represent 33% of his bonus opportunity. Non-GAAP operating income is measured on a pre-tax basis and excludes amortization of intangible assets, stock compensation expense, acquisition and integration related expenses, restructuring charges, impairment losses on equity investments and certain other non-cash items. The revenue and non-GAAP operating income targets are approved by the Board at or prior to the beginning of each fiscal year as part of the presentation of our annual operating plan. These targets may be revised during the year to account for acquisitions, industry developments and economic conditions. In addition, the leadership development and compensation committee may determine that a bonus above or below the amount determined under the framework is appropriate in any given period, in the context of the company’s overall performance. For fiscal 2015, the revenue and non-GAAP operating income targets in effect were $333.0 million and $60.0 million, respectively. Key management objectives are typically reviewed by the leadership development and compensation committee quarterly and generally consist of progress against key strategic initiatives, establishment and maintenance of strategic partner and key customer relationships, execution against major customer deliverables, growth in customer orders, recruitment and retention of key employee talent, improvements to the functionality, design and usability of our products, product development initiatives and growth through acquisitions. The level of execution against the key management objectives is determined by the leadership development and compensation committee and this assessment is subjective.

At the end of each quarter, management prepares a summary of our performance for the quarter, including performance against the revenue targets, non-GAAP operating income targets and designated key management objectives, which accompanies Mr. Eberle’s recommendation to the leadership development and compensation committee in respect of executive bonuses, if any, recommended for that quarter. The leadership development and compensation committee uses the framework discussed above for evaluating Mr. Eberle’s quarterly cash bonus. Mr. Eberle must achieve at least 80% of both the revenue and non-GAAP operating income targets before any bonus tied to financial targets is earned under the framework. Mr. Eberle must achieve 100% of the pre-determined revenue and non-GAAP operating income targets and demonstrate strong execution against the key management objectives for 75% of his total bonus opportunity to be due under the framework.

For fiscal 2015, Bottomline achieved the revenue and operating income targets at a level of 99.4% and 101.5%, respectively, and demonstrated a high level of achievement against the key management objectives. Mr. Eberle’s total bonus payment earned under the framework for fiscal 2015 was $329,000. However, during fiscal 2015, as in 2014 and in certain other instances in the past, Mr. Eberle recommended, and the committee approved, quarterly bonus amounts that were less in the aggregate than the amounts that Mr. Eberle had earned under the framework, in order to allocate bonus funds more broadly to our employee base. As a result, Mr. Eberle’s bonus for fiscal 2015 was $204,500, reflecting a payout of 62% of, and $124,500 less than, the total bonus Mr. Eberle had earned for fiscal 2015.

The quarterly bonuses for all other executive officers are recommended to the leadership development and compensation committee by Mr. Eberle based first on overall corporate performance and next on Mr. Eberle’s assessment of their individual performance. Although the bonus framework discussed above does not apply specifically to the other executive officers, the company’s performance against the revenue and non-GAAP operating income targets and the designated key management objectives for the fiscal year are typically key factors in Mr. Eberle’s assessment and of his ultimate recommendation to the leadership development and compensation committee concerning bonus amounts earned. Final determination regarding the bonus amounts for all executive officers is made by the leadership development and compensation committee.

From time to time the leadership development and compensation committee may approve discretionary cash bonuses for our executives which are outside of the bonus framework described above. For fiscal 2015, a discretionary cash bonus of $20,000 was paid to Mr. Booth in the form of a signing bonus at his employment start date and a discretionary cash bonus of $39,375 was paid to Mr. Savory in recognition of his leadership and continued strong performance in his role. The table below shows total cash bonuses, inclusive of any discretionary bonus amounts, for our executives for fiscal 2011 through fiscal 2015.

Name	2011 Cash Bonus (1)	2012 Cash Bonus (1)	2013 Cash Bonus (1)	2014 Cash Bonus (1)	2015 Cash Bonus (1)
Robert A. Eberle	$343,000	$228,850	$199,250	$160,350	$204,500
Richard D. Booth (2)	$—	$—	$—	$—	$45,000
Nigel K. Savory (3)	$114,624	$120,780	$121,205	$152,625	$135,625
Norman J. DeLuca (4)	$—	$—	$—	$—	$87,000
John F. Kelly (4)	$—	$—	$—	$—	$49,000
Kevin M. Donovan (5)	$94,500	$65,000	$67,500	$52,000	$35,000

(1)	As has occurred in the past, our executives declined certain cash bonus amounts that they would have otherwise earned under our compensation framework in order to make additional funds available to other employees.
(2)	Mr. Booth was appointed Chief Financial Officer and Treasurer on April 29, 2015.
(3)	Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2011, 2012, 2013, 2014 and 2015 of 1.592, 1.584, 1.569, 1.628 and 1.575 respectively, US Dollars per British Pound Sterling.
(4)	Mr. DeLuca and Mr. Kelly became named executive officers in February 2015.
(5)	Mr. Donovan served as our Chief Financial Officer and Treasurer through April 29, 2015.

Restricted Stock

Restricted stock awards are the primary vehicle for offering long-term compensation incentives to our executives. Our leadership development and compensation committee believes that consistent levels of annual restricted stock awards are the optimum vehicle to promote, create and reward long term stockholder value creation. The committee believes that a management team that knows that it has the opportunity to earn restricted stock awards and has an expectation that, with performance and achievement of business objectives, there will be the opportunity for annual stock awards is optimally aligned with stockholders and, importantly, reflects a compensation philosophy that is designed to create value not just for the short term but with an essential emphasis on the longer term.

We typically make an initial award of restricted stock when a new executive is hired, after which annual awards are granted as part of the overall executive compensation program. Restricted stock awards to our executives are approved by the leadership development and compensation committee. Since awards of restricted stock are issued at no cost to the executive, they have a built-in value at the time the awards are made. Accordingly, we generally grant fewer shares of restricted stock than the number of stock options or other types of equity awards that might have been issued for a similar purpose, which helps to reduce dilution to our stockholders. To maximize the long-term incentives for our executives and to minimize the dilutive effect on existing stockholders, we consider it likely that future equity awards to our executives will continue to be in the form of restricted stock rather than stock options.

To date, all restricted stock awards to our executives have had a four year vesting term, with 25% of the shares vesting after the first year and 6.25% of the shares vesting at the end of each quarter thereafter. Except in the case of death or disability and certain severance and change in control situations, vesting typically ceases on the date of termination of employment. Other than the ability to sell or transfer the shares prior to vesting, restricted stock awards generally entitle the recipient to full rights as a stockholder at the time of the award; however, consistent with company policy, holders of unvested restricted shares are not entitled to receive dividends on these shares.

Restricted stock awards to our executives are evaluated annually by the leadership development and compensation committee in conjunction with the review of individual performance of our executives and the financial and operational performance of the company. This review typically occurs during our fourth fiscal quarter each year for purposes of establishing the award level for the immediately following fiscal year.

Leadership Development and Compensation Committee Equity Incentive Policy Statement

The objective of our equity incentive plans is to directly align management incentives with the creation of long-term shareholder value. Our equity compensation program has been consistently applied and has been a key driver of the performance of the company and the retention success we have had with our executives and other key employees.

In May 2012, the leadership development and compensation committee provided Mr. Eberle with a non-binding letter setting forth the committee’s philosophy on equity compensation, reviewing the results of Bottomline’s business since Mr. Eberle became Chief Executive Officer, and outlining the committee’s intention and expectation for future equity awards to Mr. Eberle. In September 2012, the leadership development and compensation committee adopted an Equity Incentive Policy Statement which applies the general principles set forth in Mr. Eberle’s letter to all of our executives. Neither the Equity Incentive Policy Statement nor the letter to Mr. Eberle create any binding contractual obligation or a specific award of stock to any individual, but instead set forth the fundamental objectives and philosophy underlying Bottomline’s equity compensation program.

Underpinning the Equity Incentive Policy Statement and the letter to Mr. Eberle is the principle that annual restricted stock awards should be determined based upon the number of shares granted, rather than the value of those shares. The committee believes that this results in annual awards that are predictable and that provide a consistent motivation and retention tool that is linked directly to our stock price performance. In past years, the number of shares granted to our executives has been relatively consistent; when the market price of our stock was lower, executives did not receive more shares and, similarly, as the success of the company has been reflected in an appreciated stock price, they have not received fewer shares. The committee views this as fair because executives know that if they can increase the value of the company the value of the stock grants they have received to date and will receive in the future is similarly increased. It directly aligns management incentive with the creation of shareholder value.

We believe our equity incentive compensation program has been a key factor not only in recruiting management talent to Bottomline, but also in retaining our current executives and other key employees. Accordingly, it is the intention and expectation of the leadership development and compensation committee to provide the company’s executive officers with the opportunity for annual awards of restricted stock that are generally consistent with awards made to them for recent fiscal years. The leadership development and compensation committee is not obligated to make any such awards, and may modify the size of any such awards in its discretion. Factors that the committee may consider in the exercise of that discretion include, but are not limited to, the following:

•	the company’s performance;

•	the executive’s individual performance;

•	the total compensation being paid to the executive;

•	the executive’s anticipated contributions to Bottomline’s future performance;

•	the executive’s scope of responsibility;

•	the executive’s current position with Bottomline;

•	the number and size of equity awards granted to comparable executive officers by peer group companies; and

•	in the case of executives other than Mr. Eberle, Mr. Eberle’s recommendations concerning individual performance, role changes and other factors.

For fiscal 2015, the following restricted stock awards were approved:

Name	2015 Shares Granted
Robert A. Eberle	100,000
Richard D. Booth (sign-on grant) (1)	80,000	(2)
Nigel K. Savory	49,000
Norman J. DeLuca (1)	40,000
John F. Kelly (1)	8,000
Kevin M. Donovan	20,000

(1)	Messrs. Booth, DeLuca and Kelly were not named executive officers at the time of these awards.
(2)	Represents Mr. Booth’s sign-on grant representing the equivalent of 20,000 shares vesting per year over the next four-year period.

Equity Pool Policy

In order to provide greater certainty regarding the level of equity awards over time, the leadership development and compensation committee has approved a formal equity pool policy providing that the annual equity pool be adjusted upwards or downwards depending upon Bottomline’s stock price (based on a 30-day trailing average as of July 1 of each year) and non-GAAP net income and revenues for the preceding fiscal year. The percentage change in each metric is multiplied by one-third (thus weighting each equally), and the sum of the resulting net percentage divided by two. The equity pool for the prior fiscal year is then adjusted upwards or downwards by a percentage equal to that amount, to determine the equity pool for the current year. The leadership development and compensation committee has approved this policy through fiscal 2017.

Other Equity Matters

Our insider trading policy prohibits all employees, executives and directors from engaging in speculative transactions in our securities, including short sales or hedging transactions (such as purchases or sales of puts, calls, options or other derivative securities) that are designed to hedge or offset a decrease in value of our securities. During fiscal 2015, none of our executives or directors pledged company shares. We do not have any equity ownership guidelines for our executives.

Our 2009 Stock Incentive Plan does not contain an evergreen provision or permit share recycling for options and stock appreciation rights. As such, (i) any shares of our common stock delivered to satisfy payment of the exercise price of an award or any applicable tax withholding obligation (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the plan, (ii) shares of our common stock repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the plan, and (iii) the full number of shares subject to a stock appreciation right multiplied by the percentage of the stock appreciation right actually exercised will count against the number of shares available for grant, regardless of the number of shares actually issued to settle the stock appreciation right upon exercise.

Votes representing 92% of the votes cast by our stockholders at our 2014 annual meeting of stockholders approved, in a non-binding advisory vote, our executive compensation program as set forth in our 2014 proxy statement. We have considered the results of this vote, and believe it reflects our stockholders’ assessment that our compensation programs are successfully achieving their objectives. We hold an advisory vote on our executive compensation on an annual basis. Our next stockholder advisory vote on the frequency of executive compensation advisory votes is scheduled to be held at our 2017 annual meeting of stockholders, although an earlier vote may be held at the discretion of the Board.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all of our employees, including health and dental insurance, life and disability insurance, an employee stock purchase plan and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same terms as our other employees.

During fiscal 2015, we provided supplemental executive long-term disability insurance to Mr. Eberle and Mr. Savory. In addition, we paid the premiums for private medical insurance and provided an automobile allowance to Mr. Savory. Mr. Eberle and Mr. Savory do not receive tax-gross ups on these benefits. We anticipate that we will continue to provide these benefits in fiscal 2016.

From time to time, we make tickets to cultural and sporting events available to our executives and other employees for business purposes. If not utilized for business purposes, these tickets are generally made available for the personal use of our employees, including our executives.

Severance and Change in Control Benefits

Pursuant to employment and retention agreements we have entered into with our executives, the terms of our 2009 Stock Incentive Plan and certain resolutions of our Board of Directors in connection with our equity programs, our executives are entitled to certain benefits in the event of a change in control of our company or the termination of their employment under specified circumstances, including termination following a change in control. We have provided more detailed information about these benefits, along with estimates of their value under certain circumstances, under the caption “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control” below.

We believe these benefits help us compete for and retain executive talent and are generally in line with severance packages offered to executives by the companies in our peer group. We also believe that these benefits would serve to minimize the distraction caused by any change in control scenario and reduce the risk that key talent would leave the company before any such transaction closes, which could reduce the value of the company if such transaction failed to close.

Summary Compensation

The following table sets forth certain information concerning the compensation for the individuals who served as our principal executive officer and our principal financial officer during fiscal 2015 and our other executive officers, who we collectively refer to as our named executive officers.

Fiscal 2015 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert A. Eberle,	2015	$350,000	$—	$3,063,000	$204,500	$13,061	$3,630,561
President and Chief Executive Officer	2014	$333,333	$—	$2,615,000	$160,350	$13,370	$3,122,053
	2013	$330,000	$—	$1,805,000	$199,250	$13,181	$2,347,431

Richard D. Booth	2015	$66,818	$20,000	$2,191,200	$25,000	$1,167	$2,304,185
Chief Financial Officer and Treasurer (5)	2014	$—	$—	$—	$—	$—	$—
	2013	$—	$—	$—	$—	$—	$—

Nigel K. Savory	2015	$267,665	$39,375	$1,500,870	$96,250	$36,808	$1,940,968
Managing Director, Europe (6)	2014	$257,835	$—	$1,339,590	$152,625	$37,521	$1,787,571
	2013	$242,411	$—	$595,650	$121,205	$35,826	$995,092

Norman J. DeLuca	2015	$265,000	$—	$994,400	$87,000	$6,613	$1,353,013
Managing Director, Digital Banking (7)	2014	$—	$—	$—	$—	$—	$—
	2013	$—	$—	$—	$—	$—	$—

John F. Kelly	2015	$265,000	$—	$198,880	$49,000	$6,163	$519,043
General Manager, Legal Solutions (7)	2014	$—	$—	$—	$—	$—	$—
	2013	$—	$—	$—	$—	$—	$—

Kevin M. Donovan	2015	$195,700	$—	$612,600	$35,000	$5,768	$849,068
Former Chief Financial Officer and Treasurer (8)	2014	$190,950	$—	$523,000	$52,000	$6,111	$772,061
	2013	$190,000	$—	$361,000	$67,500	$6,563	$625,063

(1)	Represents a cash employment signing bonus for Mr. Booth and a discretionary cash bonus for Mr. Savory.
(2)	The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted (the grant date fair value).
(3)	The amounts in this column reflect cash bonus awards paid to our named executive officers under our executive incentive compensation program. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Bonuses” above for a description of this program.
(4)	These amounts consist of: our matching contributions to each executive’s retirement savings plan account; the portions of premiums paid by us for supplemental executive long-term disability insurance for Mr. Eberle and Mr. Savory; and automobile allowances and private medical insurance premiums paid by us on Mr. Savory’s behalf.
(5)	Mr. Booth was appointed Chief Financial Officer and Treasurer on April 29, 2015. Mr. Booth’s salary and non-equity incentive plan compensation reflect partial year amounts as Mr. Booth was not employed by us for the full fiscal year 2015. Mr. Booth’s stock award reflects his sign-on restricted stock grant.
(6)	Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2015, 2014 and 2013 of 1.575, 1.628 and 1.569, respectively, US Dollars per British Pound Sterling.
(7)	Mr. DeLuca and Mr. Kelly became named executive officers in February 2015.
(8)	Mr. Donovan served as our Chief Financial Officer and Treasurer through April 29, 2015.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2015 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. Non-equity incentive plan awards were made pursuant to our executive incentive compensation program described in our Compensation Discussion and Analysis under the caption “Cash Bonuses”.

Fiscal 2015 Grants of Plan-Based Awards

	Grant Date	Date of Leadership Development and Compensation Committee Action (2)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (6)		Grant Date Fair Value of Stock Awards (7)
Name				Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)
Robert A. Eberle	7/1/2014	5/22/2014					100,000		$3,063,000
				84,000	315,000	420,000

Richard D. Booth	4/6/2015	n/a	(8)				80,000	(9)	$2,191,200	(9)
				32,000	120,000	160,000

Nigel K. Savory	7/1/2014	5/22/2014					49,000		$1,500,870
				31,500	118,125	157,500

Norman J. DeLuca	11/20/2014	n/a	(8)				40,000		$994,400
				30,000	112,500	150,000

John F. Kelly	11/20/2014	n/a	(8)				8,000		$198,880
				20,000	75,000	100,000

Kevin M. Donovan	7/1/2014	5/22/2014					20,000		$612,600
				24,000	90,000	120,000

(1)

Amounts in these columns show estimates of possible threshold, target and maximum cash award amounts under our executive incentive compensation program for fiscal 2015. Actual amounts paid are disclosed and reported in the Summary Compensation Table under the caption Non-Equity Incentive Plan Compensation. Actual amounts paid may vary substantially from the figures shown in this table due to the factors discussed in Compensation Discussion and Analysis under the caption “Cash Bonuses”.
(2)	Annual restricted stock awards to our named executive officers are typically approved by the leadership development and compensation committee in May, with an effective date of July 1, the first date of our fiscal year. If an executive is not employed by us on July 1, he will not receive the award. Messrs. Booth, Deluca and Kelly became named executive officers in fiscal 2015 after their respective restricted stock awards had been granted.
(3)	Reflects an estimate of the minimum amount that would have been earned if the minimum targets for all of the quarterly and annual metrics were achieved and a portion of the designated key management objectives were met.
(4)	Reflects an estimate of the amount that would have been earned if the targeted quarterly and annual metrics were achieved and a majority of the designated key management objectives were met.
(5)	Reflects an estimate of the maximum amount that would have been earned if the maximum targets for all of the quarterly and annual metrics were achieved and the designated key management objectives were met in full.
(6)	Reflects awards of restricted stock. These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of these shares may be accelerated following employment termination or a change in control under certain circumstances.
(7)	Calculated by multiplying the number of shares of stock by the closing price per share of our common stock on the grant date.
(8)	Messrs. Booth, DeLuca and Kelly were not executive officers at the time of these awards and thus their awards were not approved by the leadership development and compensation committee.
(9)	Represents Mr. Booth’s sign-on grant, representing the equivalent of 20,000 shares vesting per year over the next four-year period.

Equity Awards and Holdings

The following table sets forth information concerning unvested restricted stock awards for each of the named executive officers as of June 30, 2015.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(#) (1)		Market Value of Shares or Units of Stock That Have Not Vested($) (2)
Robert A. Eberle	7/1/2014	100,000		2,781,000
	7/1/2013	56,250		1,564,313
	7/1/2012	31,250		869,063
	7/1/2011	6,250		173,813

Richard D. Booth	4/6/2015	80,000	(3)	2,224,800	(3)

Nigel K. Savory	7/1/2014	49,000		1,362,690
	8/20/2013	9,000		250,290
	7/1/2013	18,562		516,209
	7/1/2012	10,312		286,777
	7/1/2011	2,062		57,344

Norman J. DeLuca	11/20/2014	40,000		1,112,400
	9/12/2013	16,875		469,294
	8/30/2012	9,375		260,719
	10/17/2011	3,750		104,288

John F. Kelly	11/20/2014	8,000		222,480
	6/30/2014	30,000		834,300
	9/12/2013	4,500		125,145
	8/30/2012	2,500		69,525
	8/1/2011	469		13,043

Kevin M. Donovan	7/1/2014	20,000		556,200
	7/1/2013	11,250		312,863
	7/1/2012	6,250		173,813
	7/1/2011	1,500		41,715

(1)	These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. However, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of these shares may be accelerated following employment termination or a change in control under certain circumstances.
(2)	Calculated by multiplying the number of unvested shares by $27.81, the closing price per share of our common stock on The NASDAQ Global Select Market on June 30, 2015.
(3)	Represents Mr. Booth’s sign-on grant, representing the equivalent of 20,000 shares vesting per year over the next four-year period.

Stock Vested in Fiscal 2015

The following table sets forth information regarding vesting of restricted stock held by the named executive officers during the fiscal year ended June 30, 2015.

Amounts shown under the column “Value Realized on Vesting” represents the number of shares of restricted stock that vested multiplied by the closing price of our common stock on the vesting date.

Fiscal 2015 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Eberle	100,000	$2,835,000
Richard D. Booth	—	$—
Nigel K. Savory	40,000	$1,129,968
Norman J. DeLuca	28,125	$755,288
John F. Kelly	29,875	$819,459
Kevin M. Donovan	21,250	$602,248

Employment and Other Agreements and Potential Payments upon Termination or Change in Control

We are party to employment agreements or similar arrangements with Mr. Eberle, Mr. Booth, Mr. DeLuca, Mr. Donovan and Mr. Savory. The following description is only a summary of these agreements and is qualified by reference to the full agreements.

Robert A. Eberle Employment Agreement

We entered into an employment agreement with Mr. Eberle as of September 30, 1998, which was most recently amended as of December 23, 2008. The employment agreement automatically renews for successive three year renewal periods unless the agreement is not renewed by either us or Mr. Eberle pursuant to written notice, or is sooner terminated in accordance with its terms. Further, the employment agreement automatically renews for a three year period in the event we experience a change in control. The current renewal period under the employment agreement extends through November 21, 2017.

Under the employment agreement, a “change in control” of Bottomline would be deemed to have occurred if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.

In the event of a change in control, Mr. Eberle’s restricted stock will vest in full.

If Mr. Eberle’s employment is terminated by Mr. Eberle as a result of an involuntary termination (as defined below) or by us without cause (as defined below), in either case prior to a potential change in control, or if we do not renew Mr. Eberle’s agreement as provided above, all shares of Mr. Eberle’s restricted stock will vest in full, and he will be entitled to receive continuation of benefits for a period of 24 months and a lump sum payment equal to two times the sum of his then current annual salary plus two times the maximum amount of bonus he was eligible to earn for the then current fiscal year. Mr. Eberle will not be entitled to any of the foregoing payments or benefits if he breaches material obligations under his employment agreement or any other agreement with Bottomline including those that impose confidentiality, proprietary information, assignment of inventions, non-competition or similar obligations on him.

An involuntary termination would occur if Mr. Eberle’s duties were changed in a manner such that it resulted in a material diminution in his authority, duties or responsibilities, including his level of budget authority; his base compensation was materially reduced (other than in connection with a company-wide reduction in salaries); he no longer reported directly to the Board of Directors; his place of work was relocated by more than 50 miles; or Bottomline breached a material provision of his employment agreement.

“Cause” means, prior to a change in control of Bottomline, the discharge of Mr. Eberle resulting from:

•	a felony conviction;

•	willful and persistent failure to attend to material duties or obligations;

•	the breach of confidentiality, non-competition or similar material obligations by Mr. Eberle; or

•	an act or omission which would constitute a crime involving Bottomline’s property.

The second and third items specified above would not constitute cause after a change in control of Bottomline.

If Mr. Eberle’s employment is terminated upon or after a potential change in control, or after a change in control, either by Mr. Eberle as a result of an involuntary termination or by us without cause, all shares of his restricted stock will vest in full, and Mr. Eberle will be entitled to receive continuation of benefits for a period of 24 months and a lump sum payment equal to three times the sum of Mr. Eberle’s then annual salary plus up to three times the maximum amount of any bonus Mr. Eberle was eligible to earn for the then current fiscal year. Mr. Eberle will not be entitled to any of the foregoing payments or benefits if he breaches material obligations under his employment agreement or any other agreement with Bottomline including those that impose confidentiality, proprietary information, assignment of inventions, non-competition or similar obligations on him.

A “potential change in control” of Bottomline would be deemed to have occurred if:

•	we enter into an agreement that would cause a change in control;

•	any person publicly announces an intention to take any action which, if consummated, would constitute a change in control; or

•	our Board of Directors adopts a resolution to the effect that, for purposes of the employment agreement, a potential change in control has occurred.

The employment agreement also provides that, in the event of a change in control, we would pay any excise tax for which Mr. Eberle would be liable under Section 4999 of the Internal Revenue Code of 1986 or the Code, as a result of having received the severance benefits, as well as the amount necessary to pay all additional taxes imposed on Mr. Eberle as a result of our payment of the excise tax.

In addition, following termination of employment by us other than for cause, restricted stock held by Mr. Eberle would automatically vest in full. In the event of Mr. Eberle’s termination for death or disability, he or his estate, as applicable, would be entitled to the vesting acceleration described above, as well as the maximum bonus he was eligible to earn in the then current fiscal year.

Richard D. Booth Employment Agreement

Effective March 31, 2015, we entered into an employment agreement with Mr. Booth in connection with the commencement of his employment with the company on April 6, 2015. Under the terms of the employment agreement, if Mr. Booth’s employment is terminated by the company without cause or by Mr. Booth for good reason, each as defined below, and subject to Mr. Booth’s execution of a general release of potential claims against the company, (i) the company has agreed to pay Mr. Booth a lump sum amount equal to 12 months of Mr. Booth’s then-current base salary and an amount equal to Mr. Booth’s target bonus then in effect and (ii) any restricted stock or other equity awards that would have vested during the 12 months following the termination date will automatically vest. In addition, if Mr. Booth’s employment is terminated by the company within 12 months following a change in control as defined below, any restricted stock or other equity awards will vest in full.

Under the terms of the employment agreement, Mr. Booth is also subject to specified confidentiality, non-competition and non-solicitation obligations.

Under the employment agreement, a “change in control” of Bottomline would occur if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.

A voluntary termination for “good reason” would occur if Mr. Booth’s duties were changed in a manner such that it resulted in a material diminution in his authority, duties or responsibilities, his base compensation was materially reduced (other than in connection with a company-wide reduction in salaries); he no longer reported directly to the Chief Executive Officer; his place of work was relocated by more than 50 miles; or Bottomline breached a material provision of his employment agreement.

“Cause” means, prior to a change in control of Bottomline, the discharge of Mr. Booth resulting from:

•	a felony conviction;

•	willful and persistent failure to attend to material duties or obligations;

•	the breach of confidentiality, non-competition or similar material obligations by Mr. Booth; or

•	an act or omission which would constitute a crime involving Bottomline’s property.

Nigel K. Savory Service Agreement

We are party to a service agreement with Mr. Savory dated as of November 22, 1999, which we assumed in connection with our acquisition of Checkpoint Holdings, Ltd., which is now our wholly owned subsidiary, Bottomline Technologies Europe Limited. This service agreement was amended on February 18, 2011.

Mr. Savory’s service agreement, as amended, remains in effect, absent our termination of Mr. Savory for cause or due to incapacity, until terminated by at least six months’ written notice by us or by at least 12 months’ written notice by Mr. Savory. We also have the right to terminate the agreement on less than six months’ written notice, but in lieu of notice, we are required to pay Mr. Savory his salary and other contractual benefits under the service agreement for the duration of the period for which notice was not given. In addition, if in connection with our termination of his employment Mr. Savory executes a satisfactory compromise agreement with us, he will be entitled to a severance payment equivalent to six months’ base salary and car allowance plus a sum equivalent to six months’ bonus entitlement calculated on a pro rata basis according to the level of bonuses actually paid to him over the preceding period of 12 months. If we terminate the service agreement for cause or due to Mr. Savory’s incapacity, we are not required to pay Mr. Savory any compensation other than accrued compensation, although Mr. Savory will be entitled to the equity acceleration described below in the event of his termination due to incapacity.

For purposes of Mr. Savory’s service agreement (other than the provisions relating to equity acceleration discussed below), “cause” means the discharge of Mr. Savory resulting from, among other things:

•	material breach of the terms of the agreement;

•	serious misconduct or willful neglect in the discharge of his duties under the agreement;

•	conviction of a criminal offense which in our reasonable opinion materially or adversely affects Mr. Savory’s ability to continue as an employee or officer of the company;

•	acts of fraud or material dishonesty; or

•	deliberate discrimination or harassment on grounds on race, religion, creed, sex or disability.

If we terminate Mr. Savory’s employment without cause prior to a change in control, all shares of his restricted stock will vest in full. If a change in control occurs during the term of the service agreement and Mr. Savory’s employment is terminated by us other than for cause, or by Mr. Savory for good reason, within 12 months following the effective date of the change in control, all shares of his restricted stock will vest in full.

For purposes of the equity acceleration provisions of Mr. Savory’s service agreement, the terms “cause” and “change in control” have substantially the same meaning as in Mr. Eberle’s employment agreement, as described above, and “good reason” has the following meaning:

•	a significant change in Mr. Savory’s duties;

•	a reduction in his base compensation;

•	a relocation of his place of work by more than 50 miles; or

•	a breach by Bottomline of any material provision of the service agreement.

Pursuant to the service agreement, Mr. Savory has agreed not to compete with Bottomline for a period of 12 months after the termination of his employment in any business within the United Kingdom which is competitive with our business and with which Mr. Savory had been involved during the 12 months immediately preceding termination. In addition, Mr. Savory has agreed that during this 12-month period, he will not solicit our customers, potential customers or employees with whom he had dealings during the 12 months immediately preceding termination.

Norman DeLuca Employment Agreement

We entered into an employment agreement with Mr. Deluca dated October 10, 2011 in connection with his employment with the company. Under the terms of the employment agreement, any restricted stock granted to Mr. Deluca by the company will automatically vest upon a “change in control” as defined below.

Under the employment agreement, a “change in control” of Bottomline would be deemed to have occurred if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.

Kevin M. Donovan Letter Agreement and Change in Status

On April 29, 2015, Mr. Donovan resigned from his position as Chief Financial Officer and Treasurer of the company for the opportunity to lead a family business. Pursuant to a letter agreement dated June 26, 2015 between Mr. Donovan and the company, he is serving as a special advisor to the company until June 2016. In consideration, prior awards of restricted stock Mr. Donovan received under the stock incentive plan will continue to vest during this period and in accordance with the Restricted Stock Agreement between Mr. Donovan and Bottomline.

The table below shows estimates of the benefits potentially payable to each of our named executive officers if his employment terminated under certain circumstances or as a result of a change in control event. The amounts below are calculated on the assumption that the employment termination or change in control took place on June 30, 2015, the last business day of fiscal 2015.

Name	Base Salary ($)	Bonus ($) (2)	Accelerated Vesting of Restricted Stock ($) (3)	Benefits ($)	Total ($)
Robert A. Eberle
—change in control	—	—	5,388,189	—	5,388,189
—involuntary termination or termination without cause prior to a potential change in control, or non-renewal of employment agreement by company (1)(4)	700,000	840,000	5,388,189	63,186	6,991,375
—involuntary termination or termination without cause upon or after a potential change in control or change in control (4)	1,050,000	1,260,000	5,388,189	63,186	7,761,375
—termination as a result of death or disability	—	420,000	5,388,189	—	5,808,189

Richard D. Booth
—involuntary termination without cause or by Mr. Booth with good reason (1)	280,000	160,000	556,200	—	996,200
—involuntary termination within 12 months of a change in control	280,000	160,000	2,224,800	—	2,664,800

Nigel K. Savory
—termination without cause prior to a change in control or termination without cause or for good reason within 12 months following a change in control (5)(6)	267,665	67,813	2,473,310	26,906	2,835,694
—termination for incapacity (6)	—	—	2,473,310	—	2,473,310

Norman J. DeLuca
—change in control	—	—	1,946,701	—	1,946,701

(1)	Assumes no change in control takes place.
(2)	This amount would be reduced by any bonus amounts previously paid to the named executive officer for fiscal 2015.
(3)	Calculated by multiplying the number of unvested shares by $27.81, the closing price per share of our common stock on the NASDAQ Global Select Market on June 30, 2015.
(4)	For purposes of calculating Mr. Eberle’s bonus in a termination without cause scenario, we have assumed his earned bonus equals his maximum bonus opportunity.
(5)	Assumes that we make a severance payment in lieu of six months’ notice and that Mr. Savory enters into a compromise agreement with us in connection with the termination of his employment.
(6)	Mr. Savory is paid in British Pounds Sterling. For purposes of this presentation, salary and target bonus were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2015 of 1.575 US Dollars per British Pound Sterling.

Tax Considerations

Section 162(m) of the Code and guidance issued thereunder, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Leadership Development and Compensation

Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Leadership Development and Compensation Committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its executive officers.

Leadership Development and Compensation Committee Report

The leadership development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Bottomline’s management. Based on this review and discussion, the leadership development and compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Leadership Development and Compensation Committee of the Board of Directors of Bottomline Technologies (de), Inc.

Michael J. Curran, Chairman

Jennifer M. Gray

James W. Zilinski

Leadership Development and Compensation Committee Interlocks and Insider Participation

During fiscal 2015, Messrs. Curran and Zilinski and Ms. Gray each served as members of the leadership development and compensation committee of our Board of Directors. During fiscal 2015, no executive officer of Bottomline served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served as a director or member of our leadership development and compensation committee.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders (1)	245,872	$10.53	6,438,450	(2)
Equity compensation plans not approved by security holders (3)	17,908	6.91	14,975

Total	263,780	$10.28	6,453,425

(1)	Consists of the following equity compensation plans: the 1998 Director Plan, the 2000 Employee Stock Purchase Plan, as amended, or the 2000 ESPP and the 2009 Stock Incentive Plan. Shares of common stock are available for future issuance only under the 2000 ESPP and the 2009 Stock Incentive Plan.
(2)	Consists of 2,345,201 shares issuable under the 2000 ESPP in connection with current and future offering periods under such plan and 4,093,249 shares currently issuable under the 2009 Stock Incentive Plan.
(3)

The amount reported consists of outstanding stock options issued by Andera under the Andera Plan and assumed by the company, on an as-converted basis (the “Assumed Awards”). Each Assumed Award continues to have the same terms and conditions in effect prior to the acquisition of Andera, except that the number of shares to be received upon exercise of such option and the exercise price of such options were adjusted in accordance with the transaction terms. Please see the Registration Statement on Form S-8 filed by the company with the SEC on May 12, 2014 and “Other Stock Plans” below for additional information regarding the Andera Plan.

Other Stock Plans

Andera Plan

A brief summary of the Andera Plan is outlined below. The following summary is not a complete description of all the provisions of the Andera Plan and is qualified in its entirety by reference to the Andera Plan, a copy of which is attached as Exhibit 99.1 of the Registration Statement on Form S-8 filed by the company with the SEC on May 12, 2014.

Purpose. The Andera Plan allows the company to provide Eligible Participants (as defined below) who are selected to receive awards under the Andera Plan the opportunity to acquire an equity interest in the company. The Board believes that equity incentives are a significant factor in retaining and motivating employees who joined the company through the Andera acquisition whose present and potential contributions are important to the company.

Key Provisions.

•

Eligible Participants: Employees, directors, consultants and advisors of the company or a subsidiary of the company hired after April 3, 2014 (the “Acquisition Date”) or individuals employed by Andera prior to the Acquisition Date in compliance with applicable law, including the rules and regulations of NASDAQ (or any stock exchange or quotation system on which the company’s shares are then listed or quoted).

•

Shares Originally Authorized Under the Plan, Shares Assumed, and Grant History: As of the Acquisition Date, Andera shareholders had authorized a total of 199,293 shares under the Andera Plan. The company assumed a total of 107,336 shares on an as-converted basis consisting of:

•

28,462 unvested options to purchase Andera common stock that were outstanding immediately prior to the Acquisition Date and that were assumed by the company and converted into options to purchase the company’s common stock subject to the same vesting and other conditions that applied to the Andera options immediately prior to the acquisition. All options were granted at fair market value on the date of grant pursuant to the terms of the Andera Plan.

•

69,392 shares of unvested Andera common stock that were outstanding immediately prior to the Acquisition Date and that were assumed by the company and converted into the company’s common stock subject to the same vesting and other conditions that applied to the Andera restricted common stock immediately prior to the acquisition.

•	9,482 shares available for future issuance under the Andera Plan.

Administration. The Andera Plan is administered by the Board of Directors. The Board of Directors will select the employees of the company and other persons who shall receive awards in compliance with applicable law, including the rules and regulations of the NASDAQ (or any stock exchange or quotation system on which the company’s shares are then listed or quoted), determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the grants. The Board of Directors may interpret the Andera Plan and establish, amend and rescind any rules relating to the Andera Plan.

Certain Relationships and Related Transactions

During 2015, D. Michael McGurl (son of Daniel M. McGurl), Jason Mullen (son of Joseph L. Mullen) and Bob Mullen (brother of Joseph L. Mullen) were employed by the company. Joseph L. Mullen and

Daniel M. McGurl are members of our Board of Directors. The compensation packages for D. Michael McGurl, Jason Mullen and Bob Mullen are comparable to the compensation of Bottomline employees holding similar positions, and they are entitled to participate in other employment benefits that are standard for all of Bottomline’s employees. The total compensation earned during 2015, including base salary, commissions, bonus and equity compensation (based on vesting date stock values), did not exceed $200,000 for any of these individuals.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Bottomline is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, the related person must report the proposed transaction to our chief financial officer. The policy calls for the proposed transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that may arise between audit committee meetings, subject to ratification by the full audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually by the audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, it is in Bottomline’s best interests. Further, the audit committee may impose any conditions on the transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 25% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of Bottomline’s charter or bylaws.

The policy also provides that transactions involving compensation of executive officers shall be reviewed and approved by the leadership development and compensation committee in the manner specified in its charter.

Our employment of a son of each of Messrs. McGurl and Mullen and a brother of Mr. Mullen, which is described above in “Certain Relationships and Related Transactions,” has been fully disclosed to our audit committee as part of our annual update with respect to related person transactions.

Corporate Citizenship

From time to time, our shareholders have asked about our corporate citizenship. We are deeply committed to the communities where our employees work and live. We believe that our commitment to responsible corporate citizenship is reflected through our employees, our corporate culture and, ultimately, through our actions. We have been fortunate to receive civic and community recognition such as the Granite State Award from the University of New Hampshire, we are a “Best Company to Work For” hall of fame member and we are consistently recognized for numerous charitable and volunteer programs that positively impact our communities.

Corporate Governance

Our Board of Directors shares our core values and believes that strong corporate governance practices are important to ensure that Bottomline is managed for the benefit of its stockholders over the long term. This section describes key corporate governance practices that we have adopted. Complete copies of the committee charters and code of conduct described below are available on our website at www.bottomline.com. Alternatively, you can request a copy of any of these documents by writing to Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Board Leadership Structure

We have separated the roles of chief executive officer and chairman of our Board of Directors in recognition of the differences between these two positions. Our chief executive officer is responsible for setting the strategic direction of our business and overseeing the day to day operation of the company. The chairman of the Board provides guidance to our chief executive officer, sets the agenda for Board meetings and presides over meetings of the Board as the Board fulfills its fundamental role of providing advice to, and oversight of, management.

Risk Oversight

We, like all businesses, face a number of risks that include economic risks, operational risks and legal risks. Our management team is responsible for the day to day risks we face, while our Board of Directors as a whole has responsibility for the oversight of risk management.

The Board believes that open communications between management and the Board of Directors is essential for effective risk management and oversight. Our chairman meets regularly with our chief executive officer to discuss corporate strategy and the risks facing our company. The Board periodically holds strategic planning sessions with members of senior management team to discuss strategies, challenges, risks and opportunities of the company.

While our full Board is ultimately responsible for risk oversight, our three Board committees assist the Board in fulfilling its responsibilities in certain areas of risk, as follows:

•	Our audit committee provides the principal oversight in respect of financial reporting and internal financial controls.

•	Our leadership development and compensation committee provides the principal oversight in respect of our executive compensation policies and programs and the development of senior company leadership.

•

Our nominations and corporate governance committee provides the principal oversight in respect of our Board organization, membership and structure, succession planning for our directors and chief executive officer and corporate governance.

Our Board is regularly informed by the respective committee chairmen of any particular risks evaluated at the committee level.

Compensation Risk

We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short- and long-term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

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Base salaries, including those of our executive officers, are fixed and based on the respective responsibility of the individual. Base salaries are designed to provide a steady income, regardless of our stock price performance, so that our employees and executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics.

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Short-term compensation opportunities, which are predominantly cash bonuses, including cash bonuses to our senior management team and executive officers, are first based on company-wide objectives rather than on the objectives of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole. Further, we believe that considering the operating performance of the company as a whole is a balanced approach for assessing performance. For example, using company-wide metrics encourages decision making that considers more than just revenue targets, thus ensuring that our focus is not purely on sales levels without regard to cost structure.

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Long-term compensation opportunities, are predominantly equity-based awards such as restricted stock, that generally vest over four years. We believe that this encourages our employees, including our executive officers and senior management team, to make decisions that are in the best long-term interests of our company as a whole since the ultimate value of these awards is realized through a sustained stock price and stock price appreciation over the long-term.

Board Determination of Independence

Our Board of Directors has determined that all of our directors, other than Mr. Eberle, are independent under applicable NASDAQ and SEC rules. In making this assessment the board has determined that there are no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings

Our Board of Directors held six meetings, including by telephone conference, during fiscal 2015. The leadership development and compensation committee of our Board of Directors held four meetings, including by telephone conference, during fiscal 2015. The audit committee of our Board of Directors held 12 meetings, including by telephone conference, during fiscal 2015. The nominations and corporate governance committee of our Board of Directors held three meetings during fiscal 2015. Our directors regularly meet without management present during our Board meetings.

All of our directors attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings of the committees on which they served, if any, during the period that they served on our Board of Directors or any such committees. We encourage our directors to attend our annual meeting of stockholders. Messrs. Eberle, Curran, D’Amato, Leathe, Loomis, Mullen and Zilinski and Ms. Gray attended our 2014 annual meeting.

Board Committees

Our Board of Directors has established three standing committees—audit, leadership development and compensation, and nominations and corporate governance—each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted on the Governance section of our website, www.bottomline.com.

Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the SEC and The NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

All of our standing Board committees, as well as the full Board, have the authority to retain independent advisors without management approval.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from the registered public accounting firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules which is included in this proxy statement.

Our Board of Directors has determined that Mr. Leathe is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

Leadership Development and Compensation Committee

The leadership development and compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	overseeing the performance of our chief executive officer and our other executive officers;

•	determining the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our incentive compensation and equity-based plans;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and monitoring the development of executive officers and the broader senior leadership team.

The leadership development and compensation committee may delegate its authority to management to grant awards pursuant to its equity-based plans. The leadership development and compensation committee has delegated to Mr. Mullen and Mr. Eberle the authority to make grants of restricted stock from the authorized pool under our 2009 Stock Incentive Plan, other than awards to executive officers whose awards must always be authorized by the leadership development and compensation committee. The leadership development and compensation committee also retains the authority to make additional equity awards in its discretion.

Nominations and Corporate Governance Committee

The nominations and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing the evaluation of the Board.

Director Candidates and Board Diversity

The process followed by the nominations and corporate governance committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the nominations and corporate governance committee will apply the criteria included in the committee’s charter. These general criteria include that all nominees should have a reputation for integrity, honesty and adherence to high ethical standards. Criteria also include the nominee’s demonstrated business acumen, experience, commitment to our business and industry, and the ability to act in the best interests of all stockholders; including being willing and able to contribute positively to the decision making process. Nominees should not have, or appear to have, any conflicts of interest that would impair their ability to represent the interests of our stockholders. Ultimately, the nominations and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. While the committee does not have a formal policy in respect of diversity, the committee considers the value of diversity in respect of the Board’s overall composition.

Stockholders may recommend individuals to the nominations and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominations and Corporate Governance Committee, c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2016 Annual Meeting.”

Communicating with the Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to our Board of Directors c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code in the Governance section of our website, which is located at www.bottomline.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that all filings required to be made by our reporting persons were timely made in accordance with the requirements of the Exchange Act.

Report of the Audit Committee of the Board of Directors

The audit committee oversees Bottomline’s financial reporting process on behalf of the Board of Directors. Management has responsibility for the preparation of Bottomline’s financial statements, for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for maintaining an appropriate reporting process, including adequate systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed Bottomline’s audited financial statements and schedule for the fiscal year ended June 30, 2015 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in the financial statements and schedule.

The committee reviewed with Bottomline’s independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion as to the conformity of Bottomline’s audited financial statements and schedule with generally accepted accounting principles, the judgments of Ernst & Young LLP as to the quality, not just the acceptability, of Bottomline’s accounting principles and discussed such other matters as are required to be discussed with Ernst & Young LLP under generally accepted auditing standards, including Auditing Standard No. 16, Communications with Audit Committees, other standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations. In addition, the committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence from management and Bottomline, including the compatibility of any non-audit services with its independence. The Audit Committee has concluded that the provision of audit and non-audit services by Ernst &Young LLP to Bottomline and its affiliates is compatible with Ernst & Young LLP’s independence.

The committee also reviewed management’s report on its assessment of the effectiveness of Bottomline’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Bottomline’s internal control over financial reporting.

The committee discussed with Ernst & Young LLP the overall scope and plans for its audits. The committee meets with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of Bottomline’s internal control over financial reporting, and the overall quality of Bottomline’s financial reporting. The committee held 12 meetings, including by telephone conference, during fiscal 2015.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements and schedule be included in Bottomline’s annual report on Form 10-K for the fiscal year ended June 30, 2015 for filing with the SEC. The committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Bottomline’s registered independent public accounting firm for the fiscal year ending June 30, 2016.

By the Audit Committee of the Board of Directors of Bottomline Technologies (de), Inc.

Jeffrey C. Leathe, Chairman

James L. Loomis

James W. Zilinski

Principal Accounting Fees and Services

The following table discloses the fees that Ernst & Young LLP billed us for professional services rendered in each of the last two fiscal years. For fiscal 2015, audit fees include an estimate of amounts not yet billed.

Type of Fee	Fiscal Year Ended June 30, 2015	Fiscal Year Ended June 30, 2014
Audit Fees (1)	$1,150,416	$1,197,556
Audit-Related Fees (2)	$—	$99,741
Tax Fees (3)	$91,559	$450,375
All Other Fees (4)	$1,995	$1,995

(1)	Represents fees for professional services rendered in connection with the audit of our financial statements and the audit of internal control for the fiscal year indicated, audit procedures associated with businesses that we acquire, reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year indicated, and services performed in connection with certain registration statements we filed.
(2)	Represents acquisition related due diligence and accounting and financial reporting consultations.
(3)	Represents fees for tax consulting services relating principally to international tax planning.
(4)	Represents an annual fee for access to accounting and financial reporting research tool.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported to the full audit committee at its next quarterly meeting.

All of the services shown in the table above were approved by the audit committee in accordance with these pre-approval policies and procedures.

PROPOSAL II—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and related rules of the SEC, we are including a separate proposal to approve, on a non-binding, advisory basis, the compensation of those of our executive officers listed in the Summary Compensation Table appearing elsewhere in this proxy statement, or our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Our executive compensation program is designed to attract, retain and motivate the best possible executive talent and to align our executives’ incentives with our business objectives and the creation of stockholder value, and we believe it has successfully achieved these goals. Key features of our executive compensation program include:

•

use of restricted stock as a significant portion of our executives’ compensation, which directly links executive and stockholder interests and rewards executives for sustained appreciation in our stock price while minimizing dilution to our stockholders;

•	an annual cash bonus program that is linked predominantly to corporate performance, including the achievement of financial, strategic and operational objectives;

•	executive salaries and cash bonuses that are competitive with similarly situated executive officers based on a peer group analysis that is updated annually; and

•

limited use of executive-only perquisites (none of our executive officers receive, nor do we have any present plan to provide, payment for personal aircraft, financial planning, supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than our 401(k) plan), country club dues, security services, estate or tax planning or split dollar life insurance policies).

We encourage you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this proxy statement for additional details on our executive compensation program.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as described in this proxy statement, in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the leadership development and compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices by voting to approve, on a non-binding, advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2015 Annual Meeting of Stockholders, is hereby APPROVED.”

As an advisory vote, the vote on this Proposal II is not binding upon the company and serves only as a recommendation to our Board. Nonetheless, the Board and our leadership development and compensation committee value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board recommends a vote FOR Proposal II.

PROPOSAL III—RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has selected Ernst & Young LLP as our registered public accounting firm for the current fiscal year, subject to ratification by our stockholders at the annual meeting. If our stockholders do not ratify the selection of Ernst & Young LLP, our audit committee will reconsider the matter.

A representative of Ernst & Young LLP, which served as our registered public accounting firm for fiscal 2015, is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Ernst & Young LLP is ratified, our audit committee may, in its discretion, select a different registered public accounting firm at any time during the year if our audit committee determines that such a change would be in the best interest of Bottomline and its stockholders.

The Board recommends a vote FOR Proposal III.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2016 annual meeting of stockholders must be submitted to our principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, no later than June 11, 2016 in order to be considered for inclusion in the proxy statement and proxy card relating to the 2016 annual meeting of stockholders. However, if the date of our 2016 annual meeting is prior to October 20, 2016 or after December 19, 2016, the deadline is 10 business days before we begin to print and mail our proxy materials for the 2016 annual meeting.

If a stockholder wishes to present a proposal at the 2016 annual meeting but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must also give notice of the proposal to our corporate secretary at our principal executive offices. Our amended and restated bylaws, as amended, require that we be given advance written notice of stockholder nominations regarding election to our Board of Directors and certain other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement discussed above). We must receive this notice at least 60 days, but not more than 90 days, prior to the date of the 2016 annual meeting, which is expected to be November 17, 2016; provided that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such notice must instead be received no later than the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including for stockholder nominations for director, in order for such proposals or nominations to be properly presented at a stockholder meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented for consideration at the annual meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, we have retained Georgeson, Inc. to act as a proxy solicitor in conjunction with the annual meeting, and have agreed to pay that firm $8,000, plus reasonable expenses, for proxy solicitation services.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, if you are a stockholder of record we urge you to complete, sign and return the enclosed proxy card, in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible. If the shares you own are held in “street name” by a bank or broker, please follow the voting instructions provided to you by your bank or broker. If you are a stockholder of record and attend the meeting in person, you may vote your stock personally even if you have sent in your proxy card or voted by phone or internet. If you hold your shares in street name and wish to vote in person at the annual meeting, please contact your bank or broker for instructions.

By order of the Board of Directors,

/s/ Joseph L. Mullen
Joseph L. Mullen Chairman of the Board of Directors

October 9, 2015

Portsmouth, New Hampshire

002CSN59D1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on November 19, 2015.
Vote by Internet
• Go to www.envisionreports.com/EPAY
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Michael J. Curran*	☐	☐	02 - Joseph L. Mullen*	☐	☐	03 - James W. Zilinski*	☐	☐

* Each to be elected as Class II directors of the Company for the ensuing three years.

		For	Against	Abstain			For	Against	Abstain
2.	Non-binding advisory vote to approve executive compensation.	☐	☐	☐	3.	Ratification of the selection of Ernst & Young LLP as the Company’s registered public accounting firm for the current fiscal year.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person. Please be sure to sign and date this proxy below.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BOTTOMLINE TECHNOLOGIES (de), INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS to be held on November 19, 2015

This Proxy is solicited on behalf of the Board of Directors of Bottomline Technologies (de), Inc.

You hereby authorize Joseph L. Mullen, Robert A. Eberle and Richard D. Booth, or any of them, with full power of substitution, as Proxies to represent and vote all of your shares of common stock of Bottomline Technologies (de), Inc. that you are entitled to vote at the Annual Meeting of Stockholders of the company to be held on Thursday, November 19, 2015 or at any postponement or adjournment of that meeting. You hereby revoke all proxies previously given.

This proxy, when properly executed, will be voted in the manner that you direct on this proxy card. If no such directions are given, the Proxies will vote your shares in accordance with the recommendations of the Board of Directors set forth on this proxy card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please vote, date and sign on the reverse side of this proxy card and return it promptly in the enclosed postage pre-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE